Exhibit 99.1

News release Contact: Stephanie Hoff shoff@otpco.com 218-739-8535 (office) 218-205-6179 (after hours)

Otter Tail Power Company closes on purchase of development assets and issues notice to proceed for construction of Merricourt wind farm

Fergus Falls, MN, July 16, 2019: Otter Tail Power Company today closed on the purchase of certain development assets from EDF Renewables Development, Inc. and certain of its affiliated companies and issued a notice to proceed for construction of a 150-megawatt (MW) wind farm in southeastern North Dakota, a project first announced in November 2016. An affiliate of EDF and its contractors are expected to begin construction in August, with completion anticipated in 2020.

This wind project will be near the small town of Merricourt, approximately 15 miles south of Edgeley, North Dakota, in McIntosh and Dickey Counties. Otter Tail Power Company estimates the project will cost approximately $270 million and the wind farm will generate enough energy to power more than 65,000 homes.

“We project that by 2021 our customers will receive approximately 30 percent of their energy from renewable resources we own or secure through power purchase agreements,” said Otter Tail Power Company President Tim Rogelstad. “The Merricourt wind farm will be the largest capital project in our company’s history.”

About Otter Tail Power Company

Otter Tail Power Company, a subsidiary of Otter Tail Corporation (Nasdaq Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. With a balanced commitment to environmental, economic, and community stewardship, the company provides electricity and energy services to approximately 230,000 people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit otpco.com. To learn more about Otter Tail Corporation visit ottertail.com.

About Otter Tail Corporation

Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

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